KAY O’NEILL (USA HOLDINGS) LIMITED

KAY O’NEILL (USA) LLC

AND

WAKO LOGISTICS GROUP, INC.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

As of March 22, 2005

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of this 22nd day of March, 2005 (this “Agreement”), among KAY O’NEILL (USA HOLDINGS) LIMITED, a corporation organized under the laws of United Kingdom (the “Seller”), KAY O’NEILL (USA) LLC, a limited liability company organized under the laws of Illinois (the “Company”) and WAKO LOGISTICS GROUP, INC., a corporation organized under the laws of Delaware (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller owns all of the outstanding equity interests (the “Membership Interests”) of the Company; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Membership Interests of the Company owned by the Seller, as more specifically described in this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 8.1 hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

1.  Sale and Purchase of Membership Interests.

Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1 hereof), the Seller shall sell and deliver to the Purchaser, and the Purchaser shall purchase from the Seller for the Purchase Price (as defined in Section 2.1 hereof) an aggregate of all of the issued and outstanding Membership Interests of the Company.

2.  Purchase Price.

2.1  Purchase Price. The aggregate purchase price of the Membership Interests to be purchased pursuant to Section 1 hereof shall be (a) One Million Dollars ($1,000,000) (the “Cash Payment”); and (b) the assumption by Purchaser of an outstanding intercompany debt, in the aggregate amount of Six Hundred and Twenty Five Thousand Dollars ($625,000) that is owed by Kay O’Neill Ltd., an Affiliate of Seller, to the Company (the “Assumed Debt” and collectively, with the Cash Payment, the “Purchase Price”). The Cash Payment shall be payable as provided in Section 2.2 hereof.

2.2  Payment of the Cash Payment. At the Closing (as defined in Section 3.1 hereof), the Purchaser shall pay the Cash Payment by wire transfer of immediately available funds to such account of the Seller as shall have been designated in advance to the Purchaser by the Seller. In addition, Purchaser shall enter into an instrument of assumption, in the form of Exhibit A annexed hereto, that provides for the assumption of the Assumed Debt (the “Assumption Instrument”).

3.  Closing.

3.1  Closing Date. The closing of the sale and purchase of the Membership Interests (the “Closing”) shall take place on or around April 1, 2005, or at such other time, date or place as the parties hereto may mutually agree; provided, that all conditions to the Closing set forth in this Agreement have been satisfied or waived by such date. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” At the Closing, (i) the Company shall deliver, or cause to be delivered, certificates or other documentation representing the Membership Interests, and (ii) the parties shall execute and deliver the documents referred to in Section 6 hereof. The Closing shall be deemed effective as of the close of business on the Closing Date.

4.  Representations and Warranties of the Seller and the Company.

The Seller and the Company hereby, jointly and severally, represent and warrant to the Purchaser that:

4.1  Organization and Good Standing; Capitalization.

(a)  The Company is duly organized, validly existing and in good standing under the laws of the state of Illinois and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization. The Company’s Articles of Incorporation and Operating Agreement are attached to Schedule 4.1.

(b)  The Seller is the owner of all of the Membership Interests of the Company, all of which have been duly authorized, and are validly issued, fully paid and non-assessable. The Company has no other securities issued and outstanding other than the Membership Interests being purchased by the Purchaser. There is no option, warrant, call, right, commitment or other agreement of any character to which the Company is a party, (ii) there are no securities of the Company outstanding which upon conversion or exchange would result in the issuance of Membership Interests, and (iii) there are no appreciation rights, or other similar rights based on securities of the Company which, in the case of clauses (i), (ii) or (iii), would require the issuance, sale or transfer of Membership Interests or any other securities of the Company, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Membership Interests or other equity securities of the Company. Neither the Seller nor the Company is a party to, nor is either of them aware of, any voting trust or other voting agreement with respect to any of the securities of the Company or of any agreement relating to the issuance, sale, redemption, transfer or other disposition of the Membership Interests on other securities of the Company.

4.2  Authorization of Agreement; Enforceability. The Seller and the Company each have all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by the Seller and/or the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), and to perform fully each of their obligations hereunder and thereunder. The execution, delivery and performance by the Seller and the Company of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Seller, the Company and each of their boards of directors, managers, stockholders and/or members, as applicable. This Agreement and each of the Transaction Documents has been duly and validly executed and delivered by the Seller and the Company and, assuming the due authorization, execution and delivery thereof by the Purchaser, this Agreement and each of the Transaction Documents constitutes the legal, valid and binding obligations of the Seller and the Company, enforceable against each of them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3  Subsidiaries, Joint Ventures, Partnerships, Etc.

(a)  Schedule 4.3 hereof sets forth a true, complete and correct list of each corporation or other entity in which the Company holds an interest of greater than fifty percent (50%) (each such corporation or other entity is referred to herein as a “Subsidiary” and, collectively, the “Subsidiaries”) as well as each entity in which the Company holds a minority interest. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation with corporate power and corporate authority under such laws to own, lease and operate its properties and conduct its business as currently conducted; and each Subsidiary is duly qualified to transact business as a foreign entity and is in good standing (if applicable) in each other jurisdiction in which it owns or leases property of a nature, or transacts business of a type, that would make such qualification necessary. All of the issued and outstanding equity interests of each Subsidiary which are owned by the Company have been duly authorized and validly issued, and are fully paid and non-assessable. The Company, directly or indirectly, owns the percentage interests indicated on Schedule 4.3 next to each such Subsidiary, free and clear of any Liens, except as set forth on Schedule 4.3.

(b)  Except as set forth on Schedule 4.3, the Company is not a party to any joint venture, partnership or similar arrangement in which the Company or any of its Subsidiaries participates.

4.4  Consents of Third Parties. None of the execution and delivery by the Seller and the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller and the Company with any of the provisions hereof or thereof will (a) conflict with, or result in the breach of, any provision of the Certificate of Incorporation or Bylaws of the Seller or the Articles of Organization and Operating Agreement of the Company, (b) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms thereof under any Permit or Order to which the Company is a party or any Contract to which the Company or any of its Subsidiaries is bound or by which the Company or any of its properties or assets is bound, (c) constitute a violation of any Law applicable to the Company or (d) result in the creation of any Lien upon the properties or assets of the Company. Except as set forth on Schedule 4.4 and other than those which have been obtained by the Company, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Seller and the Company with any of the provisions hereof or thereof. Notwithstanding the foregoing, the parties have agreed that the following consent will not be obtained by the parties, and the failure to obtain such consent will not constitute a breach of the representations and warranties of Seller, or result in any liability to Seller: Industrial Lease by and between the Company and Howard O’Hare Business Center, Inc. dated June 25, 2003(the “Excluded Consent”).

4.5   No Undisclosed Liabilities. Except as set forth on Schedule 4.5, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), except (a) obligations under Contracts described in Schedule 4.5, (b) liabilities provided for in the Company’s financial statements through December 31, 2004 (the “Financial Statements”) (other than liabilities which, in accordance with GAAP, need not be disclosed), and (c) liabilities (other than accounts payable) incurred since December 31, 2004, in the ordinary course of business consistent with past practice, the sum of which is, in the aggregate, not greater than $5,000.

4.6  Absence of Certain Developments. Except as set forth on Schedule 4.6 and since December 31, 2004:

(a)  there has not been any Material Adverse Change nor has any event occurred which could reasonably be expected to result in any Material Adverse Change;

(b)  there has not been any declaration, setting a record date, setting aside or authorizing the payment of, any distribution in respect of the Membership Interests of the Company or any securities of its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries, of any of the outstanding securities of, or other ownership interest in, the Company or any of its Subsidiaries;

(c)  there has not been any transfer, issue, sale or other disposition by the Company of any Membership Interests or other securities of the Company or any of its Subsidiaries or any grant of options, warrants, calls or other rights to purchase or otherwise acquire Membership Interests or such other securities;

(d)  neither the Company nor any of its Subsidiaries has (i) awarded or paid any bonuses to Employees or Representatives of the Company, (ii) entered into any employment, deferred compensation, severance or similar agreements (nor amended any such agreement), (iii) agreed to increase the compensation payable or to become payable by the Company or any of its Subsidiaries to any of the Company’s Employees or Representatives, or (iv) agreed to increase the coverage or benefits available under any severance pay, deferred compensation, bonus or other incentive compensation, pension or other employee benefit plan, payment or arrangement made to, for or with such Employees or Representatives, other than in the ordinary course of business consistent with past practice which increases in the aggregate do not exceed $25,000 in annual cost to the Company or any of its Subsidiaries and consistent with the operating expense budget of the Company or any of its Subsidiaries, and other than as may have been required by law or insurers;

(e)  neither the Company nor any of its Subsidiaries has made any loans, advances (other than advances to officers and employees of the Company or its Subsidiaries which advances are made in the ordinary course of business and do not exceed per individual the reasonable anticipated expenses for legitimate business purposes), or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of the Company other than a Subsidiary;

(f)  neither the Company nor any of its Subsidiaries has transferred or granted any rights under any Contracts, leases, licenses, agreements or Intellectual Property (defined hereafter) used by the Company in its business;

(g)  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property or assets of the Company or any of its Subsidiaries having a replacement cost of more than $5,000 for any single loss or $10,000 for all such losses;

(h)  neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets for a purchase price in excess of $10,000 in the aggregate or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries for a sale price in excess of $10,000 in the aggregate except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;

(i)  neither the Company nor any of its Subsidiaries has canceled or compromised any debt or claim, or amended, canceled, terminated, relinquished, waived or released any Contract or right, except in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be material to the Company or any of its Subsidiaries;

(j)  neither the Company nor any of its Subsidiaries has made any binding commitment to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $25,000 in the aggregate;

(k)  neither the Company nor any of its Subsidiaries has incurred any debts, obligations or liabilities, whether due or to become due, except current liabilities incurred in the ordinary course of business, none of which current liabilities (individually or in the aggregate) could result in a Material Adverse Change;

(l)  neither the Company nor any of its Subsidiaries has entered into any transaction other than in the ordinary course of business except for (in the case of the Company) this Agreement;

(m)  neither the Company nor any of its Subsidiaries has encountered any labor difficulties or labor union organizing activities;

(n)  neither the Company nor any of its Subsidiaries has made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted;

(o)  neither the Company nor any of its Subsidiaries has disclosed to any Person any material trade secrets except for disclosures made to Persons subject to valid and enforceable confidentiality agreements;

(p)  neither the Company nor any of its Subsidiaries has suffered or experienced any material change in the relationship or course of dealings between the Company and/or any of its Subsidiaries and any of their suppliers or customers which supply goods or services to the Company or any of its Subsidiaries or purchase goods or services from the Company and or any of its Subsidiaries; and

(q)  neither the Company nor any of its Subsidiaries has made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction or series of related transactions (including without limitation, the purchase, sale, exchange or lease of assets, property or services, or the making of a loan or guarantee) with any Affiliate in each case, in excess of $10,000 or its equivalent (other than any transactions between or among the Company and any of its Subsidiaries) (each, an “Affiliate Transaction”).

4.7  Taxes. Except as set forth on Schedule 4.7, the Company and each of its Subsidiaries has filed all Tax returns (including statements of estimated Taxes owed) and reports required to be filed within the applicable periods (subject to extensions) for such filings and has paid all Taxes required to be paid. Such Tax returns and reports are true and correct in all material respects. No deficiencies for any Tax are currently assessed against the Company or any Subsidiary, and, no Tax returns of the Company or any Subsidiary have ever been audited by a Governmental Body, and, to the knowledge of the Seller and the Company, there is no such audit pending or contemplated. There is no Tax Lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company or any of its Subsidiaries other than Liens for Taxes which are not yet due. Neither the Company nor any of its Subsidiaries has executed any waiver of the statute of limitations on the assessment or collection of any Tax or governmental charge. The Company and its Subsidiaries have properly charged, collected and paid all applicable stamp, sales, use and other similar Taxes on or before the Closing Date.

4.8  Real Property.

(a)  Schedule 4.8 sets forth a complete list of all real property and interests in real property leased by the Company or any of its Subsidiaries (each, a “Real Property Lease,” and collectively, the “Real Property Leases”) as lessee or lessor. The Company or the applicable Subsidiary has good, legal and marketable title to the leasehold estates in all Real Property Leases in each case free and clear of all Liens. Neither the Company nor any Subsidiary has any reason to believe that such title would not be insurable subject to customary exceptions.

(b)  Each of the Real Property Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Real Property Lease by the Company or the applicable Subsidiary or, to the knowledge of the Seller and the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c)  No previous or current party to any Real Property Lease has given notice of or made a claim with respect to any breach or default thereunder. With respect to those Real Property Leases that were assigned or subleased to the Company or a Subsidiary by a third party, all necessary consents to such assignments or subleases have been obtained.

4.9  Tangible Personal Property; Assets. Except as set forth on Schedule 4.9, each of the Company and its Subsidiaries has good, legal and marketable title to or valid leasehold interests in, all of its personal property and assets. The personal property owned by the Company or its Subsidiaries are held in each case free and clear of all Liens, other than Permitted Liens. With respect to the personal property and assets that the Company or any Subsidiary leases, the lessee thereunder is in compliance with such leases except for such noncompliance as would not have a Material Adverse Effect and the lessee holds a valid leasehold interest free and clear of any Liens, other than Permitted Liens. All material items of personal property and assets owned or leased by the Company and its Subsidiaries are in good operating condition, normal wear and tear excepted.

4.10  Intellectual Property. Except as set forth in the on Schedule 4.10, each of the Company and its Subsidiaries owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, software, formulae, trade secrets and know how (collectively, the “Intellectual Property”) necessary to the conduct of its business as conducted. Schedule 4.10 sets forth a correct and complete list of all of the registered Intellectual Property of the Company and its Subsidiaries. No claim is pending or, to the knowledge of the Company, threatened to the effect that the operations of the Company or any Subsidiary infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property, and the Company does not know of any basis for any such claim (whether or not pending or threatened). No claim is pending or, to the knowledge of the Seller or the Company, threatened to the effect that any such Intellectual Property owned or licensed by the Company or any Subsidiary, or which the Company or a Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or the applicable Subsidiary, and the Company does not know of any basis for any such claim (whether or not pending or threatened). Neither the Company nor any Subsidiary has granted or assigned to any other Person any right to provide the services or proposed services of the Company and its Subsidiaries.

4.11  Technology. Except as set forth on Schedule 4.11 and other than off-the-shelf or shrinkwrap software, the proprietary technology and other proprietary know-how owned or used or necessary to the conduct of its business by the Company and its Subsidiaries were completely developed by the Company’s full-time Employees only; the concepts, inventions and original works of authorship owned or used by the Company or its Subsidiaries were developed or conceived by Employees within the scope of their employment by the Company (or the applicable Subsidiary) and are connected with the Company’s and its Subsidiaries’ underlying products, processes and proprietary technology. Except as set forth on Schedule 4.11, no independent contractors or consultants were used or employed by the Company or a Subsidiary in the development of the products, processes, proprietary technology and other proprietary know-how owned or used by the Company and its Subsidiaries.

4.12  Material Contracts.

(a)  Except as set forth on Schedule 4.12, neither the Company, any Subsidiary nor any of their respective properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business, or involving a commitment or payment by the Company or any Subsidiary in excess of $10,000 or, in the Seller’s or Company’s belief, otherwise material to the business of the Company or any Subsidiary, (ii) Contract among members or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets or share capital of the Company or any other Person or involving a sharing of profits, (iii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of the Company or any Subsidiary, (iv) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract, (v) Contract with any Governmental Body outside the ordinary course of business, (vi) Contract with respect to the discharge, storage or removal of hazardous materials or (vii) binding commitment or agreement to enter into any of the foregoing.

(b)  (i)Each of the Contracts described on Schedule 4.12 is valid and enforceable against the Company or its Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Seller or the Company, by any other party thereto, which is likely to have a Material Adverse Effect, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default by the Company thereunder which is likely to have a Material Adverse Effect.

(ii) No previous or current party to any Contract has given written notice to the Company, the Seller, or any Subsidiary, or made a claim with respect to any breach or default thereunder and neither the Seller nor the Company has any knowledge of any notice of or claim with respect to any such breach or default.

(c)  With respect to the Contracts described on Schedule 4.12 that were assigned to the Company or any Subsidiary by a third party, all necessary consents to such assignment have been obtained.

4.13  Employee Benefits. Except as set forth on Schedule 4.13, neither the Company nor any Subsidiary has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.

4.14  Employees.

(a)  To the knowledge of the Seller and the Company, no Key Executive Employee and no group of Employees or independent contractors of the Company or any Subsidiary has any plans to terminate his, her or its employment or relationship as an Employee or independent contractor with the Company or such Subsidiary, except for those Employees requested to resign by the Purchaser.

(b)  Schedule 4.14 sets forth a true and complete list of (i) each Employee of the Company or any Subsidiary whose current annual compensation is $50,000 or more, together with such person’s job title and amounts and forms of compensation and fringe and severance benefits and (ii) each consultant, contractor or subcontractor equivalent of the Company and its Subsidiaries whose annual compensation by the Company or its Subsidiary is $50,000 or more, together with such person’s amounts and forms of compensation.

(c)  To the best of the Seller’s and the Company’s knowledge, no Key Executive Employee or any other Employee of the Company or any Subsidiary is a party to or is otherwise bound by any agreement or arrangement (including, without limitation, confidentiality agreements, non-competition agreements, licenses, covenants, or commitments of any nature), or subject to any judgment, decree, or Order of any court or Governmental Body, (i) that would conflict with such Employee’s obligation diligently to promote and further the interest of the Company or such Subsidiary or (ii) that would conflict with the Company’s (or the applicable Subsidiary’s) business as now conducted or as proposed to be conducted.

(d)  Schedule 4.14 sets forth a list of each of the Key Executive Employees of the Company who have entered into a confidentiality agreement with the Company, or any Subsidiary of the Company.

4.15  Litigation. There are no Legal Proceedings pending or, to the knowledge of the Seller or the Company, threatened that question the validity of this Agreement or any of the Transaction Documents or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.15, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties or assets, and there is no reasonable basis for any such Legal Proceeding. There is no outstanding or, to the knowledge of the Seller or the Company, threatened Order of any Governmental Body against, in respect of or naming the Company or any of its Subsidiaries or in respect of any of their respective properties or assets or against the Company or its Subsidiaries.

4.16  Compliance with Laws; Permits.

(a)  The Company and each Subsidiary is and at all times has been in compliance in all material respects with all material Laws and material Orders promulgated by any Governmental Body applicable to the Company or such Subsidiary, or to the conduct of the business or operations of the Company or such Subsidiary, or the use of any of their respective properties (including any leased properties) and assets. Neither the Company nor any Subsidiary has received any notices of violation or alleged violation of any such Law or Order by any Governmental Body.

(b)  The Company and each Subsidiary has all Permits necessary for the conduct of its business where the failure to have such Permits could have a Material Adverse Effect. The Company and each Subsidiary has complied in all material respects with all conditions of such Permits applicable to it; no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation which could have a Material Adverse Effect, has occurred in the due observance of any such Permit; all such Permits are in full force and effect without further consent or approval of any Person; and none of the Seller, the Company or any Subsidiary has received any notice from any source to the effect that there is lacking any such material Permit required in connection with the current operations of the Company or such Subsidiary.

4.17  Environmental and Safety Laws. Neither the Company nor any Subsidiary is in violation of any applicable Laws relating to the environment or occupational health and safety where the failure to so comply could have a Material Adverse Effect and no material expenditures are or will be required in order to comply with any such existing Laws.

4.18  Investment Company Act. The Company is not, nor is it directly or indirectly controlled by or acting on behalf of, any Person that is an investment company within the meaning of the Investment Company Act of 1940, as amended.

4.19  Affiliate Transactions. Schedule 4.19 sets forth each Affiliate Transaction of the Company and its Subsidiaries, including the parties, material terms (including amounts due from the Company (or a Subsidiary) or owed to the Company (or a Subsidiary)), restrictions and obligations of the Company and its Subsidiaries in connection with each such Affiliate Transaction. Each such Affiliate Transaction is on an arm’s-length basis and on terms no less favorable to the Company or a Subsidiary than could be obtained from non-related parties.

4.20  Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company, its Subsidiaries and their respective properties, business and projects against such losses and risks, and in such amounts, as are customary in the case of businesses of established reputation engaged in the same or similar business and similarly situated. Neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that the Company and its Subsidiaries will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or the applicable Subsidiary. There are no claims currently pending by the Company or any Subsidiary under any insurance policy. Except as disclosed on Schedule 4.20, neither the Company nor any Subsidiary is in default in any material respect with respect to any provision contained in any insurance policy maintained by the Company or any of its Subsidiaries, and neither the Company nor any Subsidiary has failed to give any notice or present any presently existing claims under any insurance policy in due and timely fashion.

4.21  Customers and Suppliers. Schedule 4.21 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries and the dollar amount of gross profit of sales for each such customer and total billing of purchases for each such supplier for the seven (7) month period ended October 31, 2004. There exists no actual or, to the knowledge of the Company, threatened termination or cancellation of the business conducted by the Company or any Subsidiary with any customer, supplier or group of customers or group of suppliers set forth on Schedule 4.21.

4.22  Financial Advisors. Except as set forth in Schedule 4.22, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Seller or the Company, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment from the Seller or the Company in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Seller or the Company.

4.23  Condition of Properties. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair (reasonable wear and tear excepted), are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company and its Subsidiaries’ respective businesses and conform in all material respects with all applicable Laws.

4.24  Pending Changes. To the knowledge of the Seller and the Company, there is no pending or threatened change in any Law which materially affects or could materially affect the Company or the business, assets, liabilities, prospects, properties, results of operations or condition (financial or otherwise) of the Company or its Subsidiaries.

4.25  Securities Laws. The Company has complied with all applicable U.S. federal and state securities laws in connection with all offers, issuances and sales of its securities prior to the date hereof including, without limitation, the Membership Interests purchased by the Purchaser. Except for those securities that have been properly registered under the Securities Act and all applicable state securities laws, neither the Company nor any Person acting on its behalf has offered any of the Company’s securities to any Person by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

4.26  Registration Rights. Except as set forth on Schedule 4.26, and the rights granted under the Transaction Documents, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

4.27   Environmental. As used in this Agreement, the term “Hazardous Materials” shall mean any waste material which is regulated by any state or local governmental authority in the states in which the Company conducts business, or the United States Government, including, but not limited to, any material or substance which is (i) defined as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste” or “restricted hazardous waste” under any provision of Illinois law, (ii) petroleum, (iii) asbestos, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6901), or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). The current operations of the Company and its current and, to the best of its knowledge, its past use comply and then complied in all material respects with all applicable laws and governmental regulations including all applicable federal, state and local laws, ordinances, and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, and the statutes, rules and regulations and ordinances or the state, city and country in which the Company’s property is located.

4.28  Books and Records. The books of account, ledgers, order books, records and documents of the Company and its Subsidiaries accurately and completely reflect all material information relating to the business of the Company or the applicable Subsidiary, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or the applicable Subsidiary.

4.29  Disclosure; Survival. All representations and warranties set forth in this Agreement or in any of the Transaction Documents or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of two years, unless otherwise specifically provided in this Agreement (the “Survival Period”), and shall not be affected by any examination made for or on behalf of the Purchaser, the knowledge of the Purchaser, or the acceptance by the Purchaser of any certificate or opinion. Notwithstanding anything to the contrary contained herein, the representations and warranties of the Seller and the Company in this Agreement, relating to Taxes, shall survive the execution and delivery of this Agreement for the applicable statute of limitation periods.

5.  Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Seller that:

5.1   Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

5.2  Capacity; Authorization. The Purchaser has all legal capacity to enter into this Agreement and to carry out its obligations hereunder. Assuming due execution and delivery by the Seller and the Company of this Agreement, this Agreement will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3  Financial Advisors. Except as set forth in Schedule 5.3, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Purchaser, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment from the Purchaser in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

5.4  Investment Intent. Purchaser is aware that the Membership Interests are not registered under the Securities Act or under the Laws of any state. Purchaser is acquiring the Membership Interests for its own account and not with a view to their distribution within the meaning of the Securities Act.

5.5  Available Funds. Purchaser has readily available to it committed funds sufficient to allow it to consummate the transactions contemplated by this Agreement on a timely basis.

6.  Conditions to Closing.

6.1  Conditions of Obligations of the Purchaser. The obligation of the Purchaser to purchase and pay for the Membership Interests is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a)  Representations, Warranties and Covenants. The representations and warranties of the Seller and the Company under this Agreement shall be deemed to have been made again on the Closing Date (other than those representations and warranties made expressly as of a date prior to the Closing Date) and shall then be true and correct in all material respects.

(b)  Compliance with Agreement. The Seller and the Company each shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by each of them on or before the Closing Date.

(c)  Minimum Net Assets. On the Closing Date, the Seller’s Secretary shall certify, in writing, to the Purchaser that on the Closing Date the Company’s Net Assets are equal to or exceed $400,000.

(d)  Resignation of Employees. Those Employees identified on Schedule 6.1(d) shall have resigned as employees and from all management positions held with the Company and/or any of its Subsidiaries on or before the Closing Date.

(e)  Approvals. Except for the Excluded Consent, the Seller and the Company shall have obtained any and all consents, waivers, approvals or authorizations, with or by any Governmental Body or any other Person required for the valid execution of this Agreement and the transactions contemplated hereby.

(f)  No Injunction. No Governmental Body or any other Person shall have issued an Order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such Order be threatened or pending.

(g)  No Material Adverse Change. Since December 31, 2004, there shall not have been a Material Adverse Change.

(h)  Agency Agreement. The Seller shall execute and deliver to the Purchaser an exclusive agency agreement, in the form of Exhibit B annexed hereto (the “Agency Agreement”), pursuant to which the Purchaser will be appointed as the exclusive agent, on behalf of the Seller, with respect to all of the Seller’s logistics business in the United States and Canada.

(i)  License and Joint Marketing Agreement. The Seller shall execute and deliver to the Purchaser a License and Joint Marketing Agreement, in the form of Exhibit C annexed hereto (the “License and Joint Marketing Agreement”), which shall provide, during the period commencing on the Closing Date and for a period of five (5) years thereafter, for (i) the license by the Seller to the Purchaser of the right to use the Seller’s trademarks, logos and domain names set forth on Schedule 6.1(i), royalty free, (ii) the inclusion of all information relating to the Purchaser and the Company in all marketing materials of the Seller and (iii) Purchaser’s right to purchase all of such marketing materials at Seller’s cost.

(j)  Employment Agreement. Stewart Brown, the Executive Vice President of the Company shall enter into an Employment Agreement with the Purchaser, in the form of Exhibit D annexed hereto.

(k)  Certificate of Officer. The Seller shall have delivered to the Purchaser a certificate dated the Closing Date, executed by its President, in the form of Exhibit E annexed hereto, certifying the satisfaction of the conditions specified in paragraphs (a) through (g) of this Section 6.1.

(l)  Supporting Documents. The Purchaser shall have received the following:

(i)  Copies of resolutions of the Board and the stockholders of the Seller, if required, authorizing and approving this Agreement and the Transaction Documents and the sale of the Membership Interests, and all other documents and instruments to be delivered pursuant hereto and thereto;

(ii)  Copies of resolutions of the managers and the members of the Company, if required, authorizing and approving this Agreement and the Transaction Documents, and all other documents and instruments to be delivered pursuant hereto and thereto;

(iii)  A certificate executed by the Secretary of the Seller, in the form of Exhibit F annexed hereto, certifying (A) the names, titles and signatures of the officers authorized to execute this Agreement and the Transaction Documents, on behalf of the Seller; (B) the resolutions described in subparagraph (i) above; (C) the Certificate of Incorporation and By-Laws of the Seller; and (D) the certification required pursuant to the provisions of Section 6.01(c) hereof; and

(iv)  A certificate executed by the Secretary of the Company, in the form of Exhibit G annexed hereto, (A) the names, titles and signatures of the officers authorized to execute this Agreement and the Transaction Documents, on behalf of the Company; (B) the resolutions described in subparagraph (ii) above; and (C) the Articles of Organization and Operating Agreement of the Company.

6.2  Conditions of Seller’s Obligations. The Seller’s obligation to sell the Membership Interests to the Purchaser on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Seller:

(a)  Representations and Warranties. The representations and warranties of the Purchaser under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  Compliance with Agreement. The Purchaser shall have performed and complied with, in all material respects, all agreements and conditions required by this Agreement to be performed or complied with by the Purchaser on or before the Closing.

(c)  Approvals. The Purchaser shall have obtained any and all consents, waivers, approvals, Permits or authorizations, with or by any Governmental Body or any other Person required for the valid execution of this Agreement and the transactions contemplated hereby.

(d)  Payment of Purchase Price. The Purchaser shall have delivered the Cash Payment and the Assumption Instrument specified in Section 2.1 hereof.

(e)  No Injunction. No Governmental Body or any other Person shall have issued an Order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such Order be threatened or pending.

(f)  Agency Agreement. The Purchaser shall execute and deliver to the Seller the Agency Agreement.

(g)  Assignment of Domain Name. The Company shall execute and deliver to the Seller or its Affiliates an assignment agreement pursuant to which the Company shall assign all of its right, title and interest in and to the domain name “kayoneill.us” to the Seller or one of its Affiliates. The Purchaser and the Company shall have the right to use such domain name in accordance with the License and Joint Marketing Agreement for a period of five (5) years after the Closing Date.

(h)  Certificate of Officer. The Purchaser shall have delivered to the Seller a certificate dated the Closing Date, executed by its President, in the form of Exhibit H annexed hereto, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 6.2.

(i)  Supporting Documents. The Seller shall have received the following:

(i)  Copies of resolutions of the Board and the stockholders of the Purchaser, if required, authorizing and approving this Agreement and the Transaction Documents and the purchase of the Membership Interests, and all other documents and instruments to be delivered pursuant hereto and thereto; and

(ii)  A certificate executed by the Secretary of the Purchaser, in the form of Exhibit I annexed hereto, certifying (A) the names, titles and signatures of the officers authorized to execute this Agreement and the Transaction Documents, on behalf of the Purchaser; (B) the resolutions described in subparagraph (i) above; and (iii) the Certificate of Incorporation and By-Laws of the Purchaser.

7.  Post-Closing Covenants.

7.1   Costs Relating to Termination of Computer Network. Each of the Seller and the Purchaser shall be responsible for all of its own costs incurred, after the Closing Date, in connection with the termination of the computer network between the Seller and the Company.

7.2  Use of Email Address. The Purchaser may continue to use the email address kayoneill.com for company e-mail addresses for a period of ninety (90) days after the Closing Date, and after that date the Purchaser shall change its email address to us.kayoneill.com, which it may continue to use for a period of five (5) years after the Closing Date, at which time the Purchaser shall change its email address unless otherwise agreed to by the Seller.

7.3  Intercompany Balances. The parties agree that the maximum amount of the Assumed Debt being assumed by the Purchaser is Six Hundred Twenty-Five Thousand Dollars ($625,000). Any amounts in addition to such Assumed Debt, whether incurred on or prior to the Closing Date or incurred in the future by Kay O’Neill Ltd., or any of its Affiliates, to the Company, shall be paid to the Company within sixty (60) days after the incurrence of such amounts.

7.4  Compliance with Seller’s Corporate Guidelines. Purchaser and the Company covenant and agree that following the Closing, any use of the Seller’s or its Affiliate’s trademarks and logos including, without limitation, the name “Kay O’Neill” or any derivation thereof, will conform to the published corporate guidelines (the current version of which is attached as Exhibit J to this Agreement), as amended from time to time (provided that any such amendments are given to the Purchaser and/or the Company, in writing, not less than thirty (30) days prior to the date that any such amendment shall take effect), for their use in terms of content, style and usage, except to the extent such deviations from the corporate guidelines are specifically agreed in advance by Seller’s Executive Chairman. Failure of the Purchaser or the Company to cure any non-compliance within thirty (30) days of written notice of non-compliance from Seller or its Affiliates shall give Seller the right to terminate the Agency Agreement, and the License and Joint Marketing Agreement immediately.

8.  Indemnification; Limitations on Remedies.

8.1  Indemnification by Seller. The Seller shall indemnify and hold the Purchaser and its officers, directors, employees and agents harmless from and against any loss, damage or expense (including reasonable attorneys’ fees) caused by or arising out of any claim made against the Purchaser:

(a)  for any breach, in any material respect, or default in the performance by the Company or the Seller of any covenant or agreement of either of them contained in this Agreement or in any of the Transaction Documents;

(b)  for any breach, in any material respect, by the Company and/or the Seller of any of the representations or warranties made by either of them in this Agreement, in any of the Transaction Documents or in any schedule, certificate or other instrument delivered by or on behalf of the Company and/or the Seller pursuant hereto or thereto;

(c)  for any broker’s or finder’s fee or any similar fee, charge or commission incurred by the Company and/or the Seller prior to or in connection with this Agreement, or any of the transactions contemplated hereby;

(d)  for any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

8.2  Indemnification by Purchaser. The Purchaser shall indemnify and hold the Seller and its officers, directors, employees and agents harmless from and against any loss, damage or expense (including reasonable attorneys’ fees) caused by or arising out of any claim made against the Seller:

(a)  for any breach, in any material respect, or default in the performance by the Purchaser of any covenant or agreement of it contained in this Agreement or in any of the Transaction Documents;

(b)  for any breach, in any material respect, by the Purchaser of any of the representations or warranties made by it in this Agreement, in any of the Transaction Documents or in any schedule, certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or thereto;

(c)  for any broker’s or finder’s fee or any similar fee, charge or commission incurred by the Purchaser prior to or in connection with this Agreement, or any of the transactions contemplated hereby; and

(d)  for any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

8.3  Notice and Opportunity to Defend. Promptly after the receipt by the Seller or the Purchaser, as the case may be, of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a “Claim”) which could give rise to a right to indemnification under Section 8.1 or Section 8.2, the party receiving such notice (an “Indemnified Party”) shall give prompt written notice to the party or parties who may become obligated to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall specify in reasonable detail the basis and amount, if ascertainable, of any claim that would be based upon the Claim. The failure to give such notice promptly shall relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the Indemnified Party establishes that the Indemnifying Party either had knowledge of the Claim or was not prejudiced by the failure to give notice of the Claim. The Indemnifying Party shall have the right, at its option, to compromise or defend the claim, at its own expense and by its own counsel, and otherwise control any such matter involving the asserted liability of the Indemnified Party, provided that any such compromise or control shall be subject to obtaining the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If any Indemnifying Party undertakes to compromise or defend any asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of or defense against any such asserted liability. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of an asserted liability.

8.4  Limitation on Remedies.

(a)  Neither Seller nor Purchaser shall have any liability for any of the indemnification obligations contained in this Section 8 until the aggregate amount of all liabilities exceeds $30,000 (the “Threshold Amount”), and then only for the amount by which such liabilities exceed the Threshold Amount. Upon reaching the Threshold Amount, Seller or Purchaser, as the case may be, will be liable to the other, as between them, for all liabilities that result from its indemnification obligations hereunder in excess of the Threshold Amount up to an aggregate amount of $1,500,000 (the “Maximum Amount”). Under no circumstances will Seller or Purchaser be liable, with respect to the indemnification obligation contained herein, or otherwise pursuant to the provisions of this Agreement, for any amount in excess of the Maximum Amount.

(b)  To the extent that recovery from another Person is available to the Purchaser or the Company, and the Purchaser seeks and obtains indemnification from the Seller pursuant to the provisions of this Section 8, then Purchaser agrees to assign to Seller, to the fullest extent allowable, its rights and causes of action with respect to such claims against such other Person.

(c)   To the extent that recovery from another Person is available to the Seller, and the Seller seeks and obtains indemnification from the Purchaser pursuant to the provisions of this Section 8, then Seller agrees to assign to Purchaser, to the fullest extent allowable, its rights and causes of action with respect to such claims against such other Person.

(d)  Neither Purchaser nor Seller is entitled to any damages (i) on account of consequential, incidental or indirect damages or losses including business interruption, loss of profits, loss of use of facilities and loss of goodwill, and no “multiple of profits” or other similar damage calculation methodology will be applied in calculating any damage that may be claimed hereunder, or (ii) , with respect to Purchaser’s right to damages, in respect of any claim to the extent that the matter that is the subject of the claim is reflected on, accrued for or reserved against in the Financial Statements of the Company. Additionally, neither Seller nor Purchaser will have any liability with respect to any claim for indemnification that relates to the passing of, or any change in, any Law or any accounting policy, principle or practice after the Closing Date or any increase in Tax rates in effect after the Closing Date, even if the change or increase has retroactive effect or requires action at a future date

(e)  To the extent that any breach of a representation, warranty or covenant made by Seller or the Company, on the one hand, or Purchaser, on the other hand, is capable of cure, Purchaser or Seller, as the case may be will, as a condition precedent to asserting a claim concerning the breach, afford Seller or Purchaser, as the case may be, a reasonable opportunity (which will not be less than thirty (30) days) to cure the breach and will provide, and will cause its Affiliates (including the Company) to provide, Seller or Purchaser, as the case may be, all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with such remedy or cure. Purchaser will not be entitled to indemnification for any adverse consequences caused by the operation of the Company following the Closing Date or caused by acts or omissions by Purchaser or its Affiliates (including the Company) following the Closing Date

(f)  Seller will have no liability with respect to any claim that would not have arisen but for any act of Purchaser or its Affiliates (including the disclosure to any Person of facts giving rise to such claim or omission after Closing by Purchaser or its Affiliates (including the Company)), other than any act or omission done or arising pursuant to the provisions of this Agreement or required by applicable Law

(g)  Purchaser will have no liability with respect to any claim that would not have arisen but for any act of Seller or its Affiliates (including the disclosure to any Person of facts giving rise to such claim or omission after Closing by Seller or its Affiliates), other than any act or omission done or arising pursuant to the provisions of this Agreement or required by applicable Law.

(h)  In the event that the Seller or the Purchaser (the “Indemnifying Party”) is obligated to indemnify the other (the “Indemnified Party”) with respect to any of the Indemnifying Party’s indemnification obligations under this Section 8, and the Indemnified Party (including the Company) is entitled to a Tax Benefit (defined hereafter) with respect to any of the amounts payable by the Indemnified Party for which it is entitled to indemnification by the Indemnifying Party, then any amounts payable to the Indemnified Party will be net of any Tax Benefits to it. For purposes of this paragraph, “Tax Benefit” will mean the present value of any refund, net operating loss, credit or reduction in otherwise required Tax payments, including any interest payable thereon, which present value will be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (regardless of the time that Indemnified Party actually utilizes the benefit), using (i) the Tax rate applicable to the highest level of income with respect to such Tax under applicable Law on such date, and (ii) the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of the notice of proposed deficiency under the Internal Revenue Code.

9.  Miscellaneous.

9.1  Certain Definitions.

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Employee” means any current employee, officer or director of the Company.

“GAAP” means generally accepted accounting principles, as in effect in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Law” means any federal, state, local or foreign law (including law), statute, code, ordinance, rule, regulation or other requirement or guideline.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or similar laws) of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Change” means any material adverse change in the business, assets, liabilities, prospects, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but will not be deemed to include (a) any changes resulting from general economic, regulatory or political conditions, (b) acts attributable to any omission or action by the Purchaser or its Affiliates, or (c) circumstances that affect generally the industries in which the Company operates.

“Material Adverse Effect” means any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (a) on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) on the ability of the Company and such subsidiaries to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby, but will not be deemed to include (i) any effects resulting from general economic, regulatory or political conditions, (ii) acts attributable to any omission or action by the Purchaser or its Affiliates, or (iii) circumstances that affect generally the industries in which the Company operates.

“Net Assets” means the assets of the Company less the liabilities of the Company as of the Closing Date calculated in accordance with Exhibit K of this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates by or of any Governmental Body.

“Permitted Liens” shall mean (a) Liens for ad valorem real or personal property taxes or assessments not yet due and payable or being contested in good faith (b) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’, and materialmen’s and similar liens, if the obligations secured by such Liens are not then delinquent, (c) Liens arising or resulting from any action taken by Purchaser or its Affiliates (d) easements, rights of way, restrictions and other similar Liens, which cannot be released by Seller without unreasonable effort and expense, and that do not materially interfere with the ordinary conduct of operations, any (e) any other Liens set forth on Exhibit L annexed hereto.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Representatives” of a Person means its officers, Employees, agents, legal advisors and accountants.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

9.2  Expenses. Each of the Seller and the Purchaser shall be responsible for its own out-of-pocket expenses including, without limitation, payment of its legal and financial advisors, in connection with the transactions contemplated by this Agreement, and the Seller shall be responsible for the payment of all stamp and other Taxes which may be payable in respect of the execution and delivery of this Agreement, the Transaction Documents, or the sale and delivery of the Membership Interests.

9.3  Specific Performance. Each of the parties hereto acknowledges and agrees that Seller’s refusal to consummate sale of the Membership Interests to the Purchaser, pursuant to the provisions of this Agreement, unless Purchaser has failed to comply, in any material respect, with its obligations under this Agreement, would be considered a material breach of this Agreement by the Seller which would cause irreparable damage to the Purchaser, for which it will not have an adequate remedy at law. Therefore, such obligation of the Seller to sell the Membership Interests to the Purchaser shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which the Purchaser may have under this Agreement or otherwise.

9.4  Further Assurances. The Company and the Purchaser agree to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.5  Governing Law; Jurisdiction. This Agreement shall be governed by and construed solely in accordance with the internal laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising under this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby expressly and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon either of them personally, or by certified mail or registered mail upon such party or such agent, return receipt requested, with the same full force and effect as if personally served upon such party in New York City. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

9.6  Entire Agreement; Amendments and Waivers. This Agreement (including the Transaction Documents and all schedules and exhibits hereto and thereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.7  Headings; Interpretive Matters. The Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. All references to dollar amounts in this Agreement are to United States dollars, unless otherwise specifically provided.

9.8  Confidentiality. Each party hereto covenants and agrees to treat any non-public information provided to it by the Company concerning the business and finances of the Company (“Corporate Information”) as confidential and agrees further that it will not use, exploit, reproduce, disclose or provide Corporate Information to any third-party (other than any agents of the parties who are bound by substantially similar obligations of confidentiality) on its own behalf or otherwise, except with the consent of the Company or as required by law, legal process or any federal or state regulatory body having jurisdiction over such party. The provisions of this Section 9.8 shall not apply to any information which:

(a)  was within the public domain prior to the time of disclosure of Corporate Information to the receiving party or which comes into the public domain other than as a result of a breach by the party of this Section 9.8;

(b)  was in the possession of the receiving party (or any of its officers, directors, employees, agents, principals, or Affiliates) before the receiving party received the Corporate Information;

(c)  was rightfully acquired by the receiving party from a third party without, to the knowledge of the receiving party, any restriction or any obligation of confidentiality; or

(d)  was independently developed by the receiving party without any use or reference to the Corporate Information.

The provisions of this Section 9.8 shall survive the Closing Date, either in whole or as to any party, for a period of five (5) years.

9.9  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally-recognized overnight courier service, telecopied or mailed by certified mail, return receipt requested, to the parties at the address or telecopier number indicated in the signature pages hereof. All notices are effective upon receipt or upon refusal if properly delivered.

9.10  Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.11  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all of its rights and obligations hereunder, in whole or in part, to any of its Affiliates, but any such assignment shall not relieve the Purchaser of its obligations hereunder. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the Purchaser as purchaser or holder of the Membership Interests are also for the benefit of and enforceable by, any subsequent holders of such Membership Interests. Upon any assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.12  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KAY O’NEILL (USA HOLDINGS) LIMITED

By: /s/ Charles Kay
Name: Charles Kay
Title: Executive Chairman

KAY O’NEILL (USA) LLC

By: /s/ Stewart Brown
Name: Stewart Brown
Title: Executive Vice President

WAKO LOGISTICS GROUP, INC.

By: ___/s/ Christopher Wood_____________
Name: Christopher Wood
Title: Chief Executive Officer

In order to induce the Purchaser to enter into this Agreement, Kay O’Neill (Holdings) Ltd. hereby agrees to guarantee the due performance of all of the Seller’s obligations and the payment of any and all amounts owed by the Seller to the Purchaser, pursuant to the terms and conditions of the within Membership Interest Purchase Agreement.

KAY O’NEILL (HOLDINGS), LTD. By: ___/s/ Charles Kay___________________ Name: Charles Kay Title: Executive Chairman